                                                                 EXHIBIT 12.01

                          NORTHERN STATES POWER COMPANY
                            (A WISCONSIN CORPORATION)
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (THOUSANDS OF DOLLARS)

                                                                              YEAR ENDED DECEMBER 31,           12 MONTHS
                                                     ------------------------------------------------------       ENDED
                                                      1994        1995        1996        1997         1998   JUNE 30, 1999
                                                     ------      ------      ------      ------       ------      ------
EARNINGS
      INCOME FROM CONTINUING OPERATIONS              38,545      39,217      38,697      37,417       32,195      36,032

      ADD
           TAXES BASED ON INCOME
                FEDERAL INCOME TAXES (1)              9,366      18,463      19,592      17,492       13,016      16,229
                STATE INCOME TAXES (1)                2,711       4,676       4,164       2,326        2,907       3,741
           DEFERRED INCOME TAXES - NET (1)             7678       1,838       1,736       4,371        5,405       4,620
           INVESTMENT TAX CREDIT ADJUSTMENT - NET      (943)       (936)       (910)       (880)        (859)       (849)
      FIXED CHARGES                                  18,054      19,586      19,324      18,010       19,189      19,285
                                                     ------      ------      ------      ------       ------      ------
                TOTAL EARNINGS                       75,411      82,844      82,603      78,736       71,853      79,058
                                                     ------      ------      ------      ------       ------      ------
                                                     ------      ------      ------      ------       ------      ------

FIXED CHARGES
     INTEREST EXPENSE                                17,287      18,818      18,514      16,964       18,362      18,463
     AMORTIZATION OF DEBT  EXPENSE, PREMIUMS,
          AND LOSS ON REACQUIRED DEBT                   767         768         810       1,046          827         822
                                                     ------      ------      ------      ------       ------      ------

                TOTAL FIXED CHARGES                  18,054      19,586      19,324      18,010       19,189      19,285
                                                     ------      ------      ------      ------       ------      ------
                                                     ------      ------      ------      ------       ------      ------


RATIO
      EARNINGS TO FIXED CHARGES                        4.18        4.23        4.27         4.37        3.74        4.10
                                                     ------      ------      ------      ------       ------      ------
                                                     ------      ------      ------      ------       ------      ------

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(1) INCLUDES INCOME TAXES INCLUDED IN MISCELLANEOUS INCOME DEDUCTIONS AND
NON-OPERATING TAXES.